Exhibit 99.2

STATEMENT BY THE HOME DEPOT

ATLANTA, June 16, 2006 — The Home Depot is committed to high standards of corporate governance and transparency in its reporting practices and, as such, conducted a review of its stock option grant practices and procedures since 1996.  In accordance with the Company’s procedures, all stock options granted since December 2000 had an exercise price based on the market price of the Company’s stock on a specified grant date on or after the date of approval.  The Company has not found any instances where stock options were retroactively priced.  During this period, stock option awards have been made in a regular process under which grants are authorized at the time of scheduled meetings of the board of directors or a board committee.

In five instances prior to December 2000, the date of the meeting or resolution approving the grant was later than that used to determine the stock option exercise price.  In three of those five instances, the market price of the Company’s stock on the award date was higher than that on the date the exercise price was determined. Based on its review, the Company has concluded that there is no material impact to its previously filed financial statements associated with these grants.  The Company estimates that the unrecorded expense over the affected period was not more than $10 million in the aggregate.  As a result, the Company does not intend to restate prior period financial statements.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,070 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with more than 900 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE

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Certain statements contained herein, including any statements related to Net Sales growth, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, protection of intellectual property rights, Net Earnings performance, including Depreciation expense, earnings per share, stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, margins, return on invested capital, the growth of Home Depot Supply, our ability to successfully operate in a non-retail industry, management of our purchasing or customer credit policies, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure; the availability of sourcing channels consistent with our strategy of differentiation; conditions affecting new store development, such as our ability to find suitable store locations and obtain required permits; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; the success of our technology initiatives in improving and streamlining operations and customers’ in-store experience; our ability to identify and respond to evolving trends in demographics and consumer preferences; our ability to design stores that appeal to customers; the costs of redesigning stores in light of evolving customer expectations; the success of new store formats and businesses; the relative success of our expansion strategy, including our ability to identify acquisition opportunities, particularly in markets outside the United States, and our ability to complete acquisitions on financially attractive terms and integrate them with our other businesses; our ability to successfully integrate Hughes Supply, Inc. with our other businesses; our ability to create appropriate distribution channels for key sales platforms; our ability to successfully execute our on-line strategy; our ability to attract, train and retain highly qualified associates; the impact of new accounting standards; the impact of competition; and decisions by management related to possible asset impairments, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and we undertake no obligation to update these statements to reflect subsequent events or circumstances. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006.

For more information, contact:

Financial Community

News Media

Diane Dayhoff	Jerry Shields
Vice President of Investor Relations	Sr. PR Manager
(770) 384-2666	(770) 384-2741
diane_dayhoff@homedepot.com	jerry_shields@homedepot.com